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                                                                   EXHIBIT 10.37

                               SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into by and between MITCHELL A. SALTZ ("Saltz") and SMITH & WESSON HOLDING CORP., ("S&W") as of this 5th day of December, 2003.

                                    RECITALS:

         A. Saltz was employed by S&W as its Chief Executive Officer through December 5, 2003. Saltz is also the Chairman of the Board of Directors of S&W as of the date of this Agreement.

         B. On November 30, 2003, Saltz advised the Audit Committee of the Board of Directors of S&W that he would resign as CEO and Chairman of the Board effective as of December 5, 2003, but will remain as a director of S&W.

         C. S&W has agreed to provide severance payments to Saltz through the end of the 2004 calendar year.

         D. The parties desire to document the terms of the severance agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

                                   AGREEMENT:

1. RESIGNATION BY SALTZ. Saltz's last day of employment with S&W shall be December 5, 2003 (the "Resignation Date").

2. CONSIDERATION BY S&W. In consideration of Saltz's performance of his obligations under this Agreement and in satisfaction of all claims and benefits under any employee benefit plans maintained by S&W, S&W shall provide Saltz with the following consideration.

         2.1. Severance Payments. S&W shall pay Saltz $300,000, payable in semi-monthly installments either by check or direct deposit, beginning on the next regularly scheduled pay period and continuing through December 31, 2004 (the "Severance Period").

         2.2. Benefits. S&W shall continue to provide the following benefits to Saltz during the Severance Period: a car allowance of $9,600 per year, payment of life insurance premiums (if permissible under the plan) for Saltz and Sherry Noreen of $1,064.50 per year; payment of long term care premiums (if permissible under the plan) for Saltz and Sherry Noreen of $7,580.01 per year; payments pursuant to S&W's American Community Hospitalization Plan or if coverage of non-employees is not permitted, the Company shall pay the premiums of a similar health care plan until the end of the Severance Period; and payments to cover the cost of injections for arthritis. Upon expiration of the Severance Period, S&W shall assign any life insurance and disability policies to Saltz and grant him the right to continue coverage and make the premium payments himself.

         2.3. Stock Options. As provided in S&W's 2001 Stock Option Plan, dated May 31, 2001 (the "Option Plan"), Saltz may, within three (3) months following the Resignation Date, purchase any of the shares to which he was entitled to exercise his option as of the Resignation Date.

         2.4.     Office Space. With in 30 days Saltz shall relinquish his
                  office space located at 14500 N. Northsight Boulevard, Suite 116 Scottsdale, Arizona 85260 and remove all personal items
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                  therefrom. However, for as long as Saltz serves as a director,
                  Saltz will have the right to maintain an office at S&W's expense, which office may not exceed the square footage of his existing office nor exceed the lease payments, on a per square foot basis, of S&W's offices in Scottsdale, Arizona. Such office may be located anywhere other than the building in which S&W presently maintains its offices. S&W will also pay for a secretary to be shared by Saltz and Colton Melby for as long as Saltz and Colton Melby serve as directors. Further, as long as Saltz serves as a director, he may use all equipment, furniture, computers, television or any other items of personal property which is the property of S&W presently located in his office at the corporate headquarters (collectively, "Company Property"). Company Property shall be returned to S&W no later than 15 days after the later of the Severance Period or when Mr. Saltz is no longer on the Board.

         2.5. All payments and benefits under this Section are subject to applicable federal withholding tax and any other taxes as required by law. Saltz understands that he will receive no other wage, benefit, or other payment from S&W other than the consideration described in this Section or future consideration for service as a director of S&W.

3.       VOTING OF SHARES.

         At all votes of shareholders of S&W on or before December 31, 2005, Saltz shall not directly or indirectly cause or permit any shares beneficially owned by Saltz to be voted for any person other than the nominees recommended by the Nominating Committee of the Board of Directors of S&W and nominated by the Board of Directors in S&W's proxy statements. The foregoing voting obligations shall not apply if either Saltz or Colton Melby are not recommended by the Nominating Committee to be nominated to stand for election to the Board of Directors by the shareholders.

4.       NON-DISPARAGEMENT.

         Neither (i) the officers or directors of S&W and its affiliates nor
(ii) Saltz and his affiliates (including Saltz's trust beneficiaries, representatives, agents, attorneys, dependents, administrators, executors, heirs, assigns, predecessors and successors-in-interest) shall provide oral or written information or disparage or in any manner cause harmful remarks or comments to be disseminated to any third parties regarding the business, aptitude, skills, practices, procedures, operations, methods, or any other subject which may have a detrimental impact on the future business prospects or extant business relationships of the other, except as required by law if called as a witness in any court proceedings.

         4.1. Injunctive Relief. Saltz and S&W each acknowledge that the restrictions contained in this Section 3 are a reasonable and necessary protection of the immediate interests of each of them and that any violation of these restrictions would cause substantial injury to the other. In the event of a breach or threatened breach by Saltz or S&W of these restrictions, S&W or Saltz, as applicable, shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the breaching party from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting S&W or Saltz from pursuing any other available remedies for such breach or threatened breach.

5.       SUCCESSORS.

         This Agreement shall be binding upon Saltz and upon his heirs, administrators, representatives, executors, successors and assigns. This Agreement shall be binding upon S&W and upon its heirs, administrators, representatives, executors, successors and assigns.

6.       ASSIGNMENT OF PAYMENTS.

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         Any right or interest to or in any payments shall be fully assignable by Saltz including but not limited to one or more beneficiaries to receive any amount that may be payable after his death (and shall remain enforceable by Saltz' estate).

7.       GOVERNING LAW.

         This Agreement is made and entered into in the State of Arizona and shall in all respects be interpreted, enforced and governed under the laws of that state.

8.       VENUE.

         Saltz and S&W hereby irrevocably agree that any legal action or proceeding arising out of or relating to this Agreement or any actions contemplated hereby shall be brought in a court of competent jurisdiction located in the state of Arizona. Saltz and S&W hereby expressly submit to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waive any claim of improper venue and any claim that such courts are an improper forum. Saltz and S&W hereby irrevocably consent to the service of process of any of the aforementioned courts in any suit, action or proceeding.

9.       SEVERABILITY.

         Should any of the provisions of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

10.      SUCCESSORS TO S&W.

         Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of S&W and any successor of S&W, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the assets of S&W whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "S&W" for the purposes of this Agreement), but shall not otherwise be assignable by S&W.

11.      ENTIRE AGREEMENT.

         This Agreement sets forth the entire agreement between the parties thereto and fully supersedes any and all prior agreements, other than the Indemnification Agreement dated September 8, 2002, the Option Plan and any applicable stock option agreement, for understandings between the parties thereto pertaining to the subject matter thereof.

                               /s/Mitchell A. Saltz
                               ------------------------------------------
                               Mitchell A. Saltz

                               SMITH & WESSON HOLDING CORPORATION

                               By: /s/Roy C. Cuny
                                   --------------------------------------
                               Its: Chief Executive Officer and Chairman
                                    of the Board

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